EXHIBIT (10c)

                        ADDENDUM NUMBER TWO TO
                    SUPPLEMENTAL LETTER AGREEMENT


		This document is a Second Addendum to the Supplemental Letter Agreement dated October 27, 1986, between Zenith Electronics Corporation (the "Company"), Glenview, Illinois and
GERALD M. McCARTHY (the "Employee").

  Purpose. The purpose of this Second Addendum is to supplement and amend the Supplemental Letter Agreement between the parties dated October 27, 1986, (the "Letter Agreement") as supplemented and amended by the Addendum to Supplemental Letter Agreement between the parties dated October 27, 1986, and amended on February 29, 1988, May 19, 1989 and July 24, 1991 (the "First Addendum"). Except to the extent amended by this Second Addendum, all provisions of the Letter Agreement and the First Addendum shall remain in full force and effect.

  Definitions. All capitalized terms used herein that are not defined herein shall have the respective meanings assigned to such terms by the Letter Agreement or the First Addendum, as the case may be.

  Accelerated Vesting of Long-Term Incentive Awards. (a) Options and Restricted Stock. Notwithstanding anything in the Letter Agreement, the
First Addendum or any other contract or agreement between the parties to the contrary, upon the occurrence of a Change in Control, (i) any options then held by the Employee which are not then exercisable shall thereupon become and thereafter remain exercisable in full for the remainder of their respective terms, and (ii) any shares of Zenith stock then owned by the Employee but subject to restrictions on transferability or a risk of forfeiture shall thereupon become transferable, fully vested and no longer subject to any restrictions.

		(b) Other Long-Term Incentive Awards. In the event the Employee is a participant in any long-term incentive program maintained by the Company at the date on which a Change in Control occurs, a lump sum cash payment shall be made to the Employee equal to
(i) the value of any Zenith shares (exclusive of any Zenith shares theretofore distributed to the Employee pursuant to the award) and (ii) any cash (exclusive of any cash theretofore distributed to Employee pursuant to the award) to which Employee would have been entitled for the full measuring period specified in the long-term incentive award determined as if the Employee will continue in the employ of the Company for such full measuring period and as if all target levels specified in the award will be achieved. For purposes of this paragraph, the value of any Zenith shares shall be determined pursuant to the second sentence of Section 6B.(1)(e) of the First Addendum. Upon receipt by the Employee of the payment required under this Section 3(b), any such award and the provisions of
Section 6b.1(c) of the Letter Agreement shall be deemed to be satisfied in their entirety.



  Miscellaneous. The provisions of Sections 8, 9, 10, 11, 12, 13, 14 and 15 are hereby incorporated herein by cross-reference and shall be applicable as if set forth herein.

Dated:	April 4, 1995

ZENITH ELECTRONICS CORPORATION

By /s/ Michael J. Kaplan
____________________________
Title	Vice President-Human Resources

/s/ Gerald M. McCarthy
_______________________________
Employee